Exhibit 3.77

Exhibit 3.77

AFSCHRIFT

van de akte van oprichting van de besloten vennootschap met beperkte aansprakelijkheid:

WCC Holding B.V.

statutair gevestigd te Amsterdam.

Aktedatum 14 april 2014

True copy of the notarial deed of incorporation of the private company with limited liability:

WCC Holding B.V.

with statutory seat at Amsterdam, the Netherlands.

Execution date April 14, 2014

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026487/IHN/QDF/akte van oprichting WCC Holding B.V.

Op veertien april tweeduizend veertien verscheen voor mij, mr. Steven van der Waal, notaris te 's-Gravenhage:
mevrouw mr. Ingrid de Haan, geboren te Veenendaal op achtentwintig augustus negentienhonderd vierenzeventig, werkzaam ten kantore van voornoemde notaris aan de Johan de Wittlaan 15, 2517 JR te 's-Gravenhage en te dezer zake aldaar domicilie kiezende, handelend als schriftelijk gevolmachtigde van:
Westmoreland Canadian Investments L.P., een vennootschap opgericht naar het recht van Québec, Canada, gevestigd te 4000-1155 Boulevard René-Lévesque West, Montréal, Québec H3B3V2, Canada, ingeschreven in het Registraire des entreprises, te Québec, onder nummer: 3369975407, hierna te noemen: de "**Oprichter**".
De verschenen persoon, handelend als gemeld, verklaarde dat de Oprichter bij deze akte een besloten vennootschap met beperkte aansprakelijkheid opricht met de volgende statuten.

STATUTEN

INDELING

Deze statuten zijn ingedeeld in de volgende hoofdstukken:

Hoofdstuk 1.	Definities
Hoofdstuk 2.	Naam, zetel, doel
Hoofdstuk 3.	Kapitaal, aandelen, stortingsplicht, register van de vennootschap
Hoofdstuk 4.	Vruchtgebruik, pandrecht, certificaten van aandelen
Hoofdstuk 5.	Wijzigingen kapitaal
Hoofdstuk 6.	Overdracht van aandelen
Hoofdstuk 7.	Aandeelhoudersrechten, -plichten en -eisen
Hoofdstuk 8.	Algemene vergadering
Hoofdstuk 9.	Bestuur
Hoofdstuk 10.	Boekjaar, jaarrekening, jaarverslag, kwijting
Hoofdstuk 11.	Winst, uitkeringen, tussentijdse uitkeringen
Hoofdstuk 12.	Vereffening, uitkeringen
Hoofdstuk 13.	Overgangsbepaling

HOOFDSTUK 1. DEFINITIES

Artikel 1.1 - Definities

Onder de navolgende begrippen wordt in deze statuten verstaan:
accountant: een registeraccountant of andere accountant (als bedoeld in artikel 2:393 Burgerlijk Wetboek) dan wel een organisatie waarin deze samenwerkt;
artikel: een artikel opgenomen in de statuten van de vennootschap, tenzij uitdrukkelijk anders blijkt;
vergadergerechtigden: houders van vergaderrecht, in deze statuten:

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aandeelhouders, aandeelhouders die vanwege vruchtgebruik of pandrecht op- hun aandelen geen stemrecht hebben en vruchtgebruikers en pandhouders die stemrecht hebben en van wie het vergaderrecht niet is opgeschort; vennootschap: de besloten vennootschap met beperkte aansprakelijkheid die wordt beheerst door deze statuten; jaarrekening: de balans en de winst- en verliesrekening met de toelichting; algemene vergadering: (i) het orgaan dat gevormd wordt door alle stemgerechtigde aandeelhouders alsmede door alle pandhouders en vruchtgebruikers aan wie het stemrecht op aandelen toekomt respectievelijk (ii) een bijeenkomst van aandeelhouders en overige vergadergerechtigden; bestuur: het orgaan dat gevormd wordt door alle bestuurders als bedoeld in artikel 9.1; vergaderrecht: het recht om, in persoon of bij schriftelijk gevolmachtigde, de algemene vergadering bij te wonen en daar het woord te voeren; aandeel: een overdraagbaar aandeel op naam in het kapitaal van de vennootschap, vertegenwoordigend rechten die stemrecht en/of een aanspraak op uitkering van winst of reserves omvatten; aandeelhouder: een houder van een of meer aandelen; blokkeringsregeling: de regeling inzake de beperking van de overdraagbaarheid van een aandeel als bedoeld in artikel 6.2; schriftelijk: bij brief, fax of e-mail, of bij boodschap die via een ander gangbaar communicatiemiddel wordt overgebracht en op schrift kan worden ontvangen op voorwaarde dat de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld (tenzij deze statuten anders bepalen). Artikel 1.2 - Vennootschapsrechtelijke structuur De vennootschap heeft twee organen, te weten de algemene vergadering en het bestuur. Artikel 1.3 - Interpretatie a. Definitieaanduidingen die in het enkelvoud zijn aangegeven omvatten eveneens het meervoud en omgekeerd, tenzij uitdrukkelijk anders aangegeven.

b. Aan de titels en kopjes boven de bepalingen in deze statuten komt geen zelfstandige betekenis toe. Artikel 1.4 - Eenpersoonsvennootschap Rechtshandelingen van de vennootschap tegenover de houder van alle aandelen in het kapitaal van de vennootschap, waarbij de vennootschap wordt vertegenwoordigd door deze aandeelhouder, worden schriftelijk vastgelegd, tenzij het rechtshandelingen betreffen die onder de bedongen voorwaarden tot de gewone bedrijfsuitoefening van de vennootschap behoren. Artikel 1.5 - Toepasselijk recht Op deze statuten is Nederlands recht van toepassing. HOOFDSTUK 2. NAAM, ZETEL, DOEL Artikel 2.1- Naam en zetel

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1. De naam van de vennootschap is: WCC Holding B.V.

2. De vennootschap is statutair gevestigd te Amsterdam. Artikel 2.2 - Doel Het doel van de vennootschap is: a. het oprichten, verkrijgen en vervreemden van vennootschappen en ondernemingen, het verkrijgen en vervreemden van belangen daarin en het beheren of doen beheren, en het voeren of doen voeren van bestuur- over vennootschappen en ondernemingen en het financieren of doen financieren daarvan;

b. het verkrijgen, houden, beheren, verkopen, inwisselen, overdragen, vervreemden, emitteren en handelen in aandelen, bewijzen van deelgerechtigdheid, obligaties, fondsen, promessen, schuldbewijzen, handelspapier en overige bewijzen van verschuldigdheid en overige effecten;

c. het aangaan en verstrekken van geldleningen en het stellen van zekerheid voor schulden van de onderneming of van derden;

d. het verkrijgen van:

1. opbrengsten, voortvloeiende uit de vervreemding of het afstaan van het recht tot het gebruik maken van auteursrechten, octrooien, modellen, geheime procedés of recepten, handelsmerken en soortgelijke zaken;

2. royaltyrechten, met inbegrip van verhuur, ten aanzien van films of voor het gebruik van nijverheids-, handels- of wetenschappelijke uitrusting, alsmede met betrekking tot de exploitatie van een natuurlijke hulpbron en andere onroerende goederen;

3. vergoedingen voor het verlenen van technische hulp; e. het direct of indirect beleggen van haar middelen in zowel buiten als binnen Nederland gelegen of gevestigde onroerende zaken en rechten,

waaronder begrepen het verkrijgen, bezitten, beheren, huren, verhuren,

pachten, verpachten, verkavelen, droogleggen, ontwikkelen, bebouwen,

vervreemden, bezwaren en exploiteren van deze onroerende zaken; f. het handelen in, met inbegrip van de import en export en toekomstige activiteiten, en het verwerken van grondstoffen, mineralen, metalen, half en eind fabricaten en eindproducten van welke soort ook en onder elke naam mogelijk;

9· het vertegenwoordigen en behartigen van belangen van derden, en het verrichten van al hetgeen dat met het vorenstaande verband houdt of daartoe bevorderlijk kan zijn. HOOFDSTUK 3. KAPITAAL, AANDELEN, STORTINGSPLICHT, REGISTER VAN DE VENNOOTSCHAP Artikel 3.1- Kapitaal

1. De vennootschap heeft een in een of meer aandelen verdeeld kapitaal.

2. Elk aandeel is nominaal groot één Amerikaanse dollar (USD 1,00).

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Artikel 3.2 - Aandelen op naam, nummering, geen aandeelbewijzen——
1. De aandelen luiden op naam.—
2. De aandelen zijn doorlopend genummerd van nummer 1 af.—
3. Aandeelbewijzen worden niet uitgegeven.—

Artikel 3.3 - Stortingsplicht—
1. Op de verplichting tot storting op aandelen is het bepaalde in de artikelen— 2:191 tot en met 2:191b, artikel 2:193 en artikel 2:199 Burgerlijk Wetboek van toepassing.—
2. De algemene vergadering kan bepalen dat de storting op aandelen anders dan in geld kan plaatsvinden.—

Artikel 3.4 - Register van de vennootschap—
1. Het bestuur houdt een register van de vennootschap, waarop het bepaalde in artikel 2:194 Burgerlijk Wetboek van toepassing is.—
2. Iedere aandeelhouder, vruchtgebruiker en pandhouder is verplicht ervoor— te zorgen dat zijn adres bij de vennootschap bekend is.—
   Mededelingen namens de vennootschap worden gedaan aan het in het— register van de vennootschap opgenomen adres.—

HOOFDSTUK 4. VRUCHTGEBRUIK, PANDRECHT, CERTIFICATEN VAN— AANDELEN—

Artikel 4.1 - Beperkte rechten, notariële akte—
Voor het vestigen en leveren van een beperkt recht op een aandeel is een— daartoe bestemde akte vereist, die ten overstaan van een in Nederland— gevestigde notaris is verleden en waarbij de betrokkenen partij zijn.—

Artikel 4.2 - Vruchtgebruik—
1. Op aandelen kan vruchtgebruik worden gevestigd.—
2. De vruchtgebruiker zonder stemrecht heeft geen vergaderrecht.—
3. Op het vruchtgebruik is overigens het bepaalde in artikel 2:197 Burgerlijk— Wetboek van toepassing.—

Artikel 4.3 – Pandrecht—
1. Op aandelen kan pandrecht worden gevestigd.—
2. De pandhouder zonder stemrecht heeft geen vergaderrecht.—
3. Op het pandrecht is overigens het bepaalde in artikel 2:198 Burgerlijk— Wetboek van toepassing.—

Artikel 4.4 - Certificaten van aandelen—
Aan certificaten van aandelen is geen vergaderrecht verbonden.—

HOOFDSTUK 5. WIJZIGINGEN KAPITAAL—

Artikel 5.1 – Uitgifte; notariële akte—
Voor de uitgifte van een aandeel is een daartoe bestemde akte vereist, die ten overstaan van een in Nederland gevestigde notaris is verleden en waarbij de— betrokkenen partij zijn.—

Artikel 5.2 - Uitgifte; bevoegd orgaan—
De algemene vergadering neemt een besluit tot uitgifte van aandelen.—

Artikel 5.3 - Voorwaarden van uitgifte—

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Bij het besluit tot uitgifte van aandelen worden de koers en de verdere voorwaarden van de uitgifte bepaald. De koers van uitgifte mag niet beneden pari zijn. Artikel 5.4 - Voorkeursrecht bij uitgifte Het wettelijk voorkeursrecht kan, telkens voor een enkele uitgifte, door de algemene vergadering worden beperkt of uitgesloten. Artikel 5.5 - Opties Het bepaalde in de artikelen 5.2 tot en met 5.4 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar niet op de uitgifte van aandelen aan een persoon die een al eerder verkregen recht tot dit nemen van aandelen uitoefent. Artikel 5.6 - Verkrijging eigen aandelen 1. De vennootschap kan bij uitgifte van aandelen geen eigen aandelen nemen. 2. Het bestuur beslist over de verkrijging door de vennootschap van aandelen in het kapitaal van de vennootschap. 3. Verkrijging door de vennootschap van niet volgestorte aandelen in haar kapitaal is nietig. De vennootschap mag, behalve om niet, geen volgestorte eigen aandelen verkrijgen indien het eigen vermogen, verminderd met de verkrijgingsprijs, kleiner is dan de reserves die krachtens de wet of de statuten moeten worden aangehouden of indien het bestuur weet of redelijkerwijs behoort te voorzien dat de vennootschap na de verkrijging niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden. 4. De vorige leden gelden niet voor aandelen die de vennootschap onder algemene titel verkrijgt. 5. Onder aandelen in dit artikel zijn certificaten daarvan begrepen.

Artikel 5.7- Vervreemding eigen aandelen

1. Vervreemding van eigen aandelen vindt plaats met inachtneming van de blokkeringsregeling.

2. Onder aandelen in dit artikel zijn certificaten daarvan begrepen.

Artikel 5.8- Kapitaalvermindering

1. De algemene vergadering kan besluiten tot vermindering van het geplaatste kapitaal met inachtneming van het bepaalde in artikel 2:208 Burgerlijk Wetboek.

2. Een besluit tot terugbetaling of ontheffing van de stortingsplicht in de zin van artikel 2:208 Burgerlijk Wetboek is slechts toegestaan, voor zover het eigen vermogen grater is dan de reserves die krachtens de wet of statuten moeten worden aangehouden.

3. Een besluit van de algemene vergadering als in lid 2 bedoeld, heeft geen gevolg zolang het bestuur geen goedkeuring heeft verleend. Het bestuur weigert slechts de goedkeuring indien het weet of redelijkerwijs behoort te voorzien dat de vennootschap na de uitkering niet zal kunnen blijven

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voortgaan met het betalen van haar opeisbare schulden. HOOFDSTUK 6. OVERDRACHT VAN AANDELEN Artikel 6.1- Levering van aandelen; notariële akte Voor de levering van een aandeel, waaronder begrepen de levering ten titel van inkoop of verkoop van een aandeel gehouden door de vennootschap in haar eigen kapitaal, is een daartoe bestemde akte vereist, die ten overstaan van een in Nederland gevestigde notaris is verleden en waarbij de betrokkenen partij zijn. Artikel 6.2 - Blokkeringsregeling; goedkeuringsregeling 1. Elke overdracht van aandelen heeft de goedkeuring van de algemene vergadering nodig. 2. De aandeelhouder die aandelen wenst over te dragen, hierna te noemen: de “verzoeker”, moet daartoe het bestuur schriftelijk in kennis stellen onder opgave van de aandelen die hij wenst over te dragen en, indien bekend, de naam van degene(n) aan wie de verzoeker de aandelen wenst overte dragen. 3. Het bestuur is verplicht een algemene vergadering bijeen te roepen, te houden binnen vier weken na ontvangst van het verzoek. 4. Binnen één week na de algemene vergadering als bedoeld in lid 3 van dit artikel moet de beslissing schriftelijk aan de verzoeker zijn meegedeeld. Bij gebreke van een beslissing wordt de goedkeuring geacht te zijn verleend. 5. Als de algemene vergadering de goedkeuring weigert, moet zij een of meer gegadigden aanwijzen die bereid en in staat zijn aile aandelen waarop het verzoek betrekking heeft tegen gelijktijdige betaling in geld te kopen, hierna te noemen: de “gegadigden”. Biijft deze aanwijzing achterwege of wordt bij de mededeling van de beslissing aan de verzoeker geen opgave van een of meer gegadigden gedaan, dan wordt de verzochte goedkeuring geacht te zijn verleend. 6. Wordt de verzochte goedkeuring verleend of wordt deze geacht te zijn verleend, dan moet de overdracht waarop het verzoek betrekking had binnen drie maanden hierna plaatsvinden. 7. Partijen stellen in onderling overleg de prijs van de aangeboden aandelen vast. Komen partijen niet binnen vier weken na de verzending van de mededeling bedoeld in lid 4 van dit artikel tot overeenstemming over de prijs, dan wordt de prijs vastgesteld door drie deskundigen, van wie ten minste één een accountant moet zijn. De deskundigen worden door partijen in onderling overleg aangewezen en bij gebreke van overeenstemming daarover binnen twee weken, worden de deskundigen benoemd door de kantonrechter in wiens ambtsgebied de vennootschap statutair is gevestigd, op verzoek van de meest gerede partij. 8. De verzoeker is op elk moment bevoegd zich terug te trekken, mits dit plaatsvindt binnen één maand nadat hem bekend is aan welke gegadigden hij alle aandelen waarop het aanbod betrekking heeft kan overdragen en

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tegen welke prijs.

9. Nadat de in het vorige lid vermelde termijn is verstreken, moeten de aandelen binnen vier weken worden geleverd tegen gelijktijdige betaling in geld van de verschuldigde prijs, tenzij wat de betaling betreft partijen hierover anders zijn overeengekomen.
10. Alle in dit artikel vermelde schriftelijke kennisgevingen kunnen slechts bij aangetekende brief, bij deurwaardersexploot of tegen ontvangstbewijs plaatsvinden.

HOOFDSTUK 7. AANDEELHOUDERSRECHTEN, -PLICHTEN EN -EISEN

Artikel 7.1 - Werking overdracht aandeel tegenover de vennootschap

De levering van een aandeel of de levering van een beperkt recht daarop overeenkomstig het bepaalde in het vorige hoofdstuk werkt ook van rechtswege tegenover de vennootschap.

Behalve als de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten pas worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend, dan wel de vennootschap de rechtshandeling heeft erkend door inschrijving in het register van de vennootschap.

Artikel 7.2 - Aandeel in gemeenschap

Als een aandeel, een beperkt recht daarop of een voor een aandeel uitgegeven certificaat met vergaderrecht tot een gemeenschap behoort, anders dan een wettelijke gemeenschap als bedoeld in Boek 1 Burgerlijk Wetboek, kunnen de deelgenoten zich slechts door één schriftelijk aan te wijzen persoon tegenover de vennootschap doen vertegenwoordigen.

Artikel 7.3 - Aandeelhoudersverplichtingen en -eisen

Er zijn geen verplichtingen en/of eisen als bedoeld in artikel 2:192 lid 1 onder a respectievelijk artikel 2:192 lid 1 onder b Burgerlijk Wetboek aan het aandeelhouderschap verbonden.

HOOFDSTUK 8. ALGEMENE VERGADERING

Artikel 8.1 – Algemene vergadering

Tijdens elk boekjaar wordt ten minste één algemene vergadering gehouden of ten minste één maal overeenkomstig artikel 8.7 besloten.

Artikel 8.2 – Plaats van vergadering

Een algemene vergadering wordt gehouden in de plaats waar de vennootschap statutair is gevestigd of in Rotterdam, 's-Gravenhage, Utrecht of de gemeente Haarlemmermeer (Luchthaven Schiphol).

Artikel 8.3 – Oproeping

1. Het bestuur, iedere aandeelhouder en iedere andere vergadergerechtigde is bevoegd een algemene vergadering bijeen te roepen.
2. De oproeping vindt plaats door middel van oproepingsbrieven gericht aan de adressen van de aandeelhouders en overige vergadergerechtigden, zoals deze zijn vermeld in het register van de vennootschap. De oproeping vindt plaats op een termijn van ten minste acht dagen, de dag van

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oproeping en die van de vergadering niet meegerekend. Als een- aandeelhouder of een andere vergadergerechtigde hiermee instemt, kan de oproeping plaatsvinden door een langs elektronische weg toegezonden-- leesbaar en reproduceerbaar bericht aan het adres dat door de aandeelhouder respectievelijk andere vergadergerechtigde voor dit doel-- aan de vennootschap bekend is gemaakt.- De oproeping vermeldt de te behandelen onderwerpen.

Artikel 8.4 - Bijwonen; woord voeren; stemrecht; adviesrecht

1. Iedere vergadergerechtigde is bevoegd de algemene vergadering bij te-

wonen en daarin het woord te voeren.

2. Iedere aandeelhouder en iedere vruchtgebruiker en pandhouder met- stemrecht is bevoegd in de algemene vergadering stemrecht uit te oefenen, onverminderd het bepaalde in artikel 2:228 lid 6 Burgerlijk- Wetboek.

3. Bestuurders hebben het recht de vergadering bij te wonen en hebben als-

zodanig een raadgevende stem.

4. De in de voorafgaande leden vermelde bevoegdheden kunnen ook door-- middel van een elektronisch communicatiemiddel worden uitgeoefend, op- voorwaarde dat wordt voldaan aan het bepaalde in artikel 2:227a lid 2-- Burgerlijk Wetboek. Het bestuur kan voorwaarden stellen aan het gebruik- van het elektronisch communicatiemiddel. Deze voorwaarden worden bij de oproeping bekend gemaakt.

5. De vergaderrechten en het stemrecht kunnen worden uitgeoefend door een schriftelijk gevolmachtigde. Aan de eis van schriftelijkheid van de volmacht wordt voldaan als de volmacht elektronisch is vastgelegd.- Artikel 8.5—Voorzitterschap en notulen- De algemene vergadering voorziet zelf in haar leiding.- Tenzij een notarieel proces-verbaal wordt opgemaakt, worden van het:- verhandelde in elke algemene vergadering notulen gehouden door een- secretaris die door de voorzitter wordt aangewezen. De voorzitter kan ook-- zichzelf daartoe aanwijzen. De notulen worden vastgesteld door de voorzitter- en secretaris en als blijk daarvan door hen ondertekend.- Artikel 8.6 - Besluitvorming

1. Elk aandeel geeft recht op het uitbrengen van één stem.

2. Alle besluiten worden bij volstrekte meerderheid van de uitgebrachte stemmen genomen.

3. Staken de stemmen bij verkiezing van personen, dan beslist het lot. Staken de stemmen bij een andere stemming dan is het voorstel- verworpen.

4. Voor een aandeel dat toebehoort aan de vennootschap of aan een- dochtermaatschappij daarvan, kan in de algemene vergadering geen stem worden uitgebracht.

5. Blanco stemmen, nietige stemmen en stemonthoudingen gelden niet als-

uitgebrachte stemmen. Artikel 8.7- Besluitvorming buiten vergadering Besluitvorming van aandeelhouders kan op andere wijze dan in een vergadering geschieden, mits alle vergadergerechtigden vooraf schriftelijk met deze wijze van besluitvorming hebben ingestemd. De instemming kan langs elektronische weg plaatsvinden. De stemmen worden schriftelijk uitgebracht.- De stemmen kunnen ook langs elektronische weg worden uitgebracht. Aan het vereiste van schriftelijkheid van de stemmen wordt ook voldaan als het besluit

-onder vermelding van de wijze waarop ieder van de aandeelhouders heeft gestemd - schriftelijk of elektronisch is vastgelegd. De bestuurders worden voorafgaand aan de besluitvorming in de gelegenheid- gesteld om advies uit te brengen.HOOFDSTUK 9. BESTUUR Artikel 9.1- Samenstelling

1. Het bestuur bestaat uit één of meer bestuurders A en één of meer bestuurders B.

2. Waar in deze statuten gerefereerd wordt aan bestuurder(s) zijn daaronder begrepen de bestuurder(s) A en de bestuurder(s) B, tenzij uitdrukkelijk anders is bepaald.

3. De bestuurders B dienen Nederlands ingezetene te zijn.

4. Het aantal bestuurders A en het aantal bestuurders B wordt vastgesteld door de algemene vergadering, met dien verstande dat tenminste de helft van het bestuur zal bestaan uit bestuurders B.

Artikel 9.2 - Benoeming, schorsing en ontslag

1. De bestuurders worden door de algemene vergadering benoemd.

2. Bestuurders kunnen door de algemene vergadering worden geschorst en ontslagen.Artikel 9.3 - Bezoldiging De algemene vergadering stelt de beloning en de verdere arbeidsvoorwaarden van ieder van de bestuurders vast. Artikel 9.4 - Bestuurstaak, taakverdeling, tegenstrijdig belang

1. Het bestuur is belast met het besturen van de vennootschap.

2. Bij de vervulling van hun taak richten de bestuurders zich naar het belang van de vennootschap en de met haar verbonden onderneming.

3. Het bestuur vergadert wanneer een bestuurder daarom verzoekt, maar tenminste eenmaal tijdens elk boekjaar.

4. Vergaderingen van het bestuur worden gehouden in de plaats waar de vennootschap statutair gevestigd is of enige andere plaats in Nederland.

5. Iedere bestuurder heeft een stem, met dien verstande dat de in een vergadering aanwezige bestuurder(s) A (tezamen) evenveel stemmen kan/kunnen uitoefenen als de in een vergadering aanwezige bestuurder(s) B (tezamen) kan/kunnen uitoefenen en vice versa.

6. Het bestuur besluit met volstrekte meerderheid van stemmen in een vergadering waarin tenminste een bestuurder A en tenminste een bestuurder B aanwezig of vertegenwoordigd is.——————

7. Bestuurders kunnen aan een vergadering van het bestuur deelnemen via-

een telefonische- of beeldverbinding.————————

8. Besluiten van het bestuur kunnen, in plaats van in een vergadering, ook schriftelijk worden genomen – waaronder mede wordt verstaan een elektronisch bericht, een faxbericht en een via ieder ander gangbaar communicatiekanaal overgebracht en op schrift ontvangen of voor——- schriftelijke weergave vatbaar bericht - mits aile bestuurders bekend zijn met het te nemen besluit en geen van hen zich tegen deze wijze van besluitvorming verzet.———————————

9. De algemene vergadering kan bij een daartoe strekkend besluit bepalen dat het bestuur zich moet gedragen naar de aanwijzingen van de algemene vergadering.—————————————- Het bestuur is verplicht de aanwijzingen op te volgen, tenzij deze in strijd zijn met het belang van de vennootschap en de met haar verbonden—- onderneming.—————————————

10. Een bestuurder neemt niet deel aan de beraadslaging en besluitvorming als hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden——- onderneming. Wanneer alle bestuurders een tegenstrijdig belang hebben en hierdoor geen bestuursbesluit kan worden genomen, is het bestuur niettemin bevoegd het bestuursbesluit te nemen indien wordt voldaan aan het vereiste quorum als opgenomen in lid 6 van dit artikei.———-

Artikel 9.5 – Vertegenwoordiging————————-

1. Het bestuur vertegenwoordigt de vennootschap.——————

2. De bevoegdheid tot vertegenwoordiging komt ook toe een bestuurder A en een bestuurder B gezamenlijk handelend.—————— Artikel 9.6 – Belet of ontstentenis————————-

1. Bij belet of ontstentenis van een of meer bestuurders A zijn de overige bestuurders A of is de enig overgebleven bestuurder A tezamen met de bestuurder(s) B tijdelijk met het bestuur belast. Bij belet of ontstentenis van alle bestuurders A is een door de algemene vergadering daartoe aan te wijzen persoon tezamen met de bestuurder(s) B tijdelijk, voor de duur van het belet of de ontstentenis, met het bestuur belast.—————

2. Bij belet of ontstentenis van een of meer bestuurders B zijn de overige bestuurders B of is de enig overgebleven bestuurder A tezamen met de bestuurder(s) A tijdelijk met het bestuur belast. Bij belet of ontstentenis van aile bestuurders B is een door de algemene vergadering daartoe aan te wijzen persoon tezamen met de bestuurder(s) A tijdelijk, voor de duur van het belet of de ontstentenis, met het bestuur belast.

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3. Bij belet of ontstentenis van alle bestuurders A en alle bestuurders B is/Zijneen of meerdere door de algemene vergadering daartoe aan te wijzen personen tijdelijk, voor de duur van het belet of de ontstentenis, met het- bestuur belast.—————————————

4. Onder belet wordt verstaan schorsing en het geval waarin om welke reden dan oak gedurende een aaneengesloten periode van minimaal——-- tweeenzeventig uur door de vennootschap geen contact met een——- bestuurder kan worden verkregen, met dien verstande dat de algemene vergadering kan besluiten dat een andere periode van toepassing is.

HOOFDSTUK 10. BOEKJAAR, JAARREKENING, JAARVERSLAG, KWIJTING Artikel10.1- Boekjaar——————————-- Het boekjaar van de vennootschap is gelijk aan het kalenderjaar.——-- Artikel 10.2- Jaarrekening en jaarverslag———————

1. Jaarlijks binnen vijf maanden na afloop van het boekjaar van de——- vennootschap, tenzij sprake is van verlenging van deze termijn met ten-- hoogste zes maanden door de algemene vergadering op grand van—-- bijzondere omstandigheden, wordt door het bestuur een jaarrekening—- opgemaakt en oak- tenzij artikel 2:403 of artikel 2:396 lid 7 Burgerlijk-- Wetboek voor de vennootschap geldt - het jaarverslag.————- De jaarrekening wordt ondertekend door alle in functie zijnde bestuurders. Ontbreekt de ondertekening van een of meer bestuurders, dan wordt—- daarvan onder opgave van de reden melding gemaakt.————-

2. De vennootschap zorgt ervoor dat de opgemaakte jaarrekening, het—- jaarverslag en de op grond van artikel 2:392 lid 1 Burgerlijk Wetboek toe-- te voegen gegevens op haar kantoor ter inzage aanwezig zijn.———

3. De jaarrekening wordt vastgesteld door de algemene vergadering. Nadat-

het voorstel tot vaststelling van de jaarrekening aan de orde is geweest,- zal aan de algemene vergadering het voorstel worden gedaan om kwijting te verlenen aan de bestuurders voor het door hen in het betreffende—- boekjaar gevoerde beleid, voor zover dat beleid uit de jaarrekening of het- jaarlerslag blijkt of dat beleid aan de algemene vergadering bekend is-- gemaakt.—————————————- Als aile aandeelhouders ok bestuurder van de vennootschap zijn, geldt-- ondertekening van de jaarrekening door alle bestuurders oak als——- vaststelling zoals bedoeld in de eerste zin van dit artikellid, op voorwaarde dat aile overige vergadergerechtigden in de gelegenheid zijn gesteld om kennis te nemen van de opgemaakte jaarrekening en met deze wijze van vaststelling hebben ingestemd zoals bedoeld in artikel 8.7. Dez——- vaststelling strekt oak tot kwijting aan de bestuurders.————-

HOOFDSTUK 11. WINST, UITKERINGEN, TUSSENTIJDSE UITKERINGEN Artikel 11.1 - Winst en uitkeringen————————-

1. De algemene vergadering is bevoegd tot bestemming van de winst die door de vaststelling van de jaarrekening is bepaald en tot vaststelling van

12

uitkeringen, voor zover het eigen vermogen groter is dan de reserves die krachtens de wet of de statuten moeten worden aangehouden.

2. Een besluit dat strekt tot uitkering heeft geen gevolgen zolang het bestuur geen goedkeuring heeft verleend. Het bestuur weigert slechts de goedkeuring indien het weet of redelijkerwijs behoort te voorzien dat de vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.
3. Bij de berekening van de winstverdeling tellen aandelen, die de vennootschap in haar kapitaal houdt, niet mee.

Artikel 11.2 - Tussentijdse uitkeringen

De algemene vergadering is bevoegd tot vaststelling van tussentijdse uitkeringen. Het bepaalde in artikel 11.1 is van overeenkomstige toepassing.

HOOFDSTUK 12. VEREFFENING, UITKERINGEN

Artikel 12.1 - Vereffening

De vereffening vindt plaats met inachtneming met het bepaalde in Boek 2 Burgerlijk Wetboek.

Artikel 12.2 - Uitkering overschot

Het overschot wordt uitgekeerd aan de aandeelhouders, in verhouding tot de nominale waarde van ieders aandelen, maar als dit minder is, in verhouding tot het op elk aandeel gestorte bedrag van de nominale waarde.

HOOFDSTUK 13. OVERGANGSBEPALING

Het eerste boekjaar van de vennootschap eindigt op eenendertig december tweeduizend veertien. Deze bepaling komt te vervallen na afloop van het eerste boekjaar.

SLOTVERKLARINGEN

De Oprichter verklaarde ten slotte:

1. a. het bij de oprichting geplaatste kapitaal bedraagt één Amerikaanse dollar (USD 1,00), bestaande uit één (1) aandeel, nominaal groot één Amerikaanse dollar (USD 1,00).
   b. in het bij de oprichting geplaatste kapitaal wordt deelgenomen door de Oprichter voor één (1) aandeel, met nummer 1.
   c. bedongen is dat het nominale bedrag niet bij het nemen van het aandeel hoeft te worden gestort, maar nadat de vennootschap het zal hebben opgevraagd.
2. Tot eerste bestuurder A wordt benoemd: mevrouw Jennifer Swanson Grafton, geboren te Californië, Verenigde Staten van Amerika, op vijfentwintig maart negentienhonderd zesenzeventig, wonende te 6715 E. Union Avenue, #308, Denver, CO 80237, Verenigde Staten van Amerika.
   Tot eerste bestuurders B worden benoemd:
   - de heer Rutger Herman Willem Funnekotter, geboren te Leidschendam, op zesentwintig februari negentienhonderd zevenenzestig, wonende te Tweede Schinkelstraat 7 III, 1075 TN Amsterdam; en
   - de heer Oliver Bernard Louis Hoyng, geboren te Maastricht, op drie juni

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KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

negentienhonderd negenenzestig, wonende te Diependaalse Drift 34, 1213 CR Hilversum.

3. De kosten van de oprichting van de vennootschap komen voor rekening van de vennootschap.
4. Aan de hiervoor onder 1, 2 en 3 vermelde rechtshandelingen is de vennootschap verbonden overeenkomstig het bepaalde in artikel 2:203 lid 4 Burgerlijk Wetboek.
5. Het eerste adres van de vennootschap is: Schiphol Boulevard 231, B-Tower, 5th floor, 1118 BH Schiphol.

VOLMACHT/AANHECHTING STUKKEN

Aan deze akte wordt een schriftelijke volmacht gehecht.

SLOT

De comparante is mij, notaris, bekend.

WAARVAN AKTE, in minuut verleden te 's-Gravenhage, op de datum in het hoofd van deze akte vermeld.

Alvorens over te gaan tot verlijden van de akte, heb ik, notaris, aan de comparante mededeling gedaan van de zakelijke inhoud van de akte en daarop een toelichting gegeven en daarbij tevens gewezen op de gevolgen die uit de inhoud van de akte voortvloeien.

De comparante heeft daarna verklaard van de inhoud van de akte kennis te hebben genomen na daartoe tijdig tevoren in de gelegenheid te zijn gesteld, daarmee in te stemmen en op volledige voorlezing van de akte geen prijs te stellen.

Onmiddellijk na beperkte voorlezing is deze akte door de comparante en mij, notaris, ondertekend.

Volgt ondertekening.

UITGEGEVEN VOOR AFSCHRIFT
op 14 april 2014

Mr S. van der WAAL NOTARIS TE 's-GRAVENHAGE

Document Number: 1097016

UNOFFICIAL ENGLISH TRANSLATION

of the notarial deed of incorporation of the private company with limited liability:

WCC Holding B.V.

with statutory seat at Amsterdam, the Netherlands.

In preparing the attached document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text.

Inevitably, however, differences may occur in translation, and if they do,

the Dutch text will by law govern.

In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

UNOFFICIAL ENGLISH TRANSLATION OF THE DEED OF INCORPORATION OF

WCC HOLDING B.V.

(in case of differences in this translation and the Dutch text,

the Dutch text will govern)

026487/IHN/QDF/deed of incorporation WCC Holding B.V.

On the fourteenth day of April two thousand fourteen, there appeared before me, Mr. Steven van der Waal, civil-law notary practicing in The Hague, the

Netherlands:

Ms. Ingrid de Haan, born in Veenendaal, the Netherlands, on the twenty-eighth day of August, nineteen hundred and seventy-four, employed by and choosing domicile with Buren N.V., lawyers, civil law notaries and tax lawyers, residing at The Hague, the Netherlands and having its offices in The Hague, the Netherlands at Johan de Wittlaan 15, acting as a proxy in writing of:

Westmoreland Canadian Investments L.P., a partnership established under the laws of Quebec, Canada, having its registered office in 4000-1155 Boulevard Rene-Levesque West, Montreal, Quebec H3B3V2, Canada, registered in the Registraire des entreprises at Quebec, under number: 3369975407, hereinafter referred to as: the “Incorporator”.

The person appearing, acting as aforementioned, declared that the Incorporator hereby forms a private company with limited liability, the articles of association of which are as follows.

ARTICLES OF ASSOCIATION

CHAPTER DIVISION

These articles are divided into the following chapters: Chapter 1. Definitions

Chapter 2. Name, registered office, objectives

Chapter 3. Capital, shares, obligation of payment on shares, register of the company

Chapter 4. Chapter 5. Chapter 6. Chapter 7. Chapter 8. Chapter 9. Chapter 10. Chapter 11. Chapter 12. Chapter 13.

Right of usufruct, right of pledge, depositary receipts of shares

Changes in the capital

Transfer of shares

Shareholders’ rights, obligations and requirements

General meeting

Management board

Financial year, financial statements, discharge Profit, distributions and interim distributions Settlement, distributions

Transitional provision

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CHAPTER 1. DEFINITIONS Article 1.1 - Definitions

In these articles of association, the terms set out below have the following meanings:

accountant: a registered accountant or other accountant (as referred to in Section 2:393 of the Dutch Civil Code) or an organization in which such accountants participate;

article: an article included in the company’s articles of association, unless explicitly stipulated otherwise;

attendees to the general meeting: holders of the right to attend the general meeting; in these articles of association means: shareholders who have the right to vote, shareholders who, pursuant to a right of usufruct or pledge, do not have the right to vote, and usufructuaries and pledgees who have the right to vote and those whose right to attend general meetings has not been suspended; company: the private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) which is governed by these articles of association; financial statements: the balance sheet and the profit and loss accounts with explanatory notes;

general meeting: (i) the corporate body composing of all shareholders with the right to vote as well as pledgees (pandhouders) and usufructuaries (vruchtgebruikers) who have the right to vote respectively (ii) a meeting of shareholders and other persons who have the right to attend the meeting (vergadergerechtigden);

management board: the corporate body composed of all managing directors as meant by article 9.1;

right to attend general meetings: the right to attend and address the general meeting, in person or by written proxy;

share: a transferable registered share in the capital of the company, which share entails the right to vote and/or the entitlement to distributions of profit or of reserves;

shareholder: a holder of one or more shares;

transfer restrictions: the provisions concerning a restriction on the transferability of a share, as referred to in article 6.2;

written/in writing: by letter, fax or email or message transmitted through any other current means of communication, which can be received in written form, provided that the identity of the sender can be established with adequate certainty (unless otherwise provided in these articles of association).

Article 1.2- Corporate structure

The company has two corporate bodies, comprising of the general meeting and the management board.

Article 1.3- Interpretation

a. Definitions in the singular form include the plural form and vice versa, unless explicitly stipulated otherwise.

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b. Headings inserted above the provisions of these articles of association have no independent meaning.

Article 1.4 – Sole shareholder company

Legal acts performed by the company in respect of the holder of all the shares in the company’s capital - by which the company is represented by such shareholder - shall be laid down in writing, unless these legal acts, under the stipulated conditions, form part of the company’s day-to-day business operations.

Article 1.5 – Governing law

These articles of association shall be governed by Dutch law. CHAPTER 2. NAME, REGISTERED OFFICE, OBJECTIVES Article 2.1- Name and registered office

1. The name of the company is: wee Holding B.V.

2. The company has its registered office in Amsterdam, the Netherlands.

Article 2.2- Objectives

The company’s objectives are:

a. establishing, acquiring and disposing of companies and enterprises, acquiring and disposing of interests in them and administering them or having them administered, conducting or having the management of companies and enterprises conducted and financing them or having them financed;

b. to acquire, possess, manage, sell, exchange, transfer, alienate, issue and trade in shares and other certificates of participation, bonds, funds, promissory notes, debentures, bills of exchange and other evidences of indebtedness and other securities;

c. to contract, and to grant money loans and to give security for the fulfillment of the obligations of the corporation or of third parties;

d. to acquire:

1. revenues, derived from the alienation or assignment of the rights to use copyrights, patents, designs, secret processes or formulas, trademarks and the like;

2. royalties, including rentals, in respect of films or for the use of industrial, commercial or scientific equipment, as well as relating to the exploitation of any natural resource and other real property;

3. remunerations for the rendering of technical assistance;

e. to invest its assets either directly or indirectly in real property and rights, situated or established inside as well as outside the Netherlands which includes to acquire, own, manage, hire, let, rent, lease, parcel, out, drain, develop, build upon, alienate, encumber and exploit of this real property;

f. the trade in, including the import and export and the future businesses, and to process raw materials, minerals, metals, half and final manufactures and final products of any sort and under every name possible;

g. the representation and the management of the interests of third parties,

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and to perform everything which is related to or may be conducive to the foregoing.

CHAPTER 3. CAPITAL, SHARES, OBLIGATION OF PAYMENT ON SHARES,

REGISTER OF THE COMPANY Article 3.1 - Capital

1. The company has a capital divided into one or more shares.

2. Each share has a nominal value of one United States dollar (USD 1).

Article 3.2 – Registered shares, numbering, no share certificates

1. The shares are registered.

2. The shares are numbered consecutively from 1 onwards.

3. Share certificates shall not be issued.

Article 3.3 – Obligation of payment on shares

1. The provisions of Sections 2:191up to and including 2:191(b), Section

2:193 and Section 2:199 of the Dutch Civil Code shall apply to the obligation to pay up shares.

2. The general meeting may resolve that the shares may be paid up other than in cash.

Article 3.4 – Register of the company

1. The management board must keep a register of the company, to which the provisions of Section 2:194 of the Dutch Civil Code shall apply.

2. Each shareholder, usufructuary and pledgee is obliged to ensure that his address is known to the company.

Notices made on behalf of the company will be sent to the address included in the register of the company.

CHAPTER 4. RIGHT OF USUFRUCT, RIGHT OF PLEDGE, DEPOSITARY

RECEIPTS OF SHARES

Article 4.1 – Limited rights, notarial deed

The vesting of a limited right on a share and the transfer thereof shall require a notarial deed (notariele akte), executed before a civil-law notary officiating in the Netherlands, the parties to which deed shall be the persons concerned.

Article 4.2 – Right of usufruct

1. A right of usufruct may be vested on the shares.

2. A usufructuary without voting rights shall not have the right to attend general meetings.

3. In all other respects, the provisions of Section 2:197 of the Dutch Civil Code apply to the usufruct.

Article 4.3 – Right of pledge

1. A right of pledge may be vested on the shares.

2. A pledgee without voting rights shall not have the right to attend general meetings.

3. In all other respects, the provisions of Section 2:198 of the Dutch Civil Code apply to the right of pledge.

Article 4.4 - Depositary receipts of shares

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The right to attend general meetings shall not be attached to depositary receipts of shares.

CHAPTER 5. CHANGES IN THE CAPITAL

Article 5.1 – Issuance; notarial deed

The issuance of a share requires a notarial deed, executed before a civil-law notary officiating in the Netherlands, the parties to which deed shall be the persons concerned.

Article 5.2 - Issuance, authorized corporate body

The general meeting shall resolve to an issuance of shares.

Article 5.3 - Conditions of issuance

On adoption of a resolution to issue shares, the subscription price for the shares and the other conditions of the issuance shall also be determined. The subscription price may not be below par.

Article 5.4 – Pre-emptive right in respect of an issue

The statutory pre-emption right may, each time for a specific issuance, be limited or excluded by the general meeting.

Article 5.5 - Options

The provisions of articles 5.2 up to and including 5.4 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply to the issuance of shares to a person exercising a previously acquired right to subscribe to shares. Article 5.6 – Acquisition of own shares

1. The company may not subscribe for shares in its own capital upon the issuance of shares.

2. The management board decides on a repurchase of shares by the company in its own capital.

3. An acquisition by the company of not fully paid up shares in its own capital shall be null and void.

Unless acquired for no consideration, the company may not acquire fully paid-up shares in its own capital, if its net assets (eigen vermogen) less the acquisition price is less than the reserves which must be maintained by law or under the articles of association or if the management board knows or could reasonably foresee (weet of redelijkerwijs behoort te voorzien) that as a result of the acquisition the company will not be able to continue to pay its due and payable debts (opeisbare schulden).

4. The previous paragraphs do not apply to shares acquired by the company under universal title (algemene titel).

5. Where reference is made in this article to shares this also includes reference to depositary receipts thereof.

Article 5.7 – Transfer by the company of its own shares

1. Transfer of shares held by the company in its own capital shall take place with due observance of the provisions of the transfer restriction.

2. Where reference is made in this article to shares this also includes reference to depositary receipts thereof.

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Article 5.8 – Capital reduction

1. The general meeting may resolve to reduce the issued capital with due observance of the provisions of Section 2:208 of the Dutch Civil Code.

2. A resolution to repayment or release of the obligation to pay up shares as meant in Section 2:208 of the Dutch Civil Code is only permitted, to the extent the net assets exceed the reserves which must be maintained pursuant to the law or the articles of association.

3. A resolution of the general meeting as meant in paragraph 2 shall not have effect as long as the management board has not given its approval thereto. The management board will only refrain from giving its approval if the management board knows or could reasonably foresee that, after the distribution, the company will not be able to continue to pay its debts that are due and payable.

CHAPTER 6. TRANSFER OF SHARES

Article 6.1 – Transfer of shares; notarial deed

The transfer of a share, which includes a transfer under the title of a repurchase (inkoop) or a sale by the company of shares held in its own capital, requires a notarial deed, executed before a civil-law notary officiating in the Netherlands, the parties to which deed shall be the persons concerned.

Article 6.2 – Transfer restrictions; approval procedure

1. Each transfer of shares requires the approval of the general meeting.

2. A shareholder who wishes to transfer shares, hereinafter referred to as: the “applicant”, shall send a written notification to the management board, stating the shares he wishes to transfer and, if known, the name of the person or persons to whom the applicant wishes to transfer the shares.

3. The management board is obliged to convene a general meeting, to be held within four weeks after receiving the request.

4. Within one week after the general meeting referred to in paragraph 3 of this article the applicant shall be informed of the decision in writing. If a decision is not taken, approval will be deemed to have been granted.

5. If the general meeting refuses to grant approval, it shall designate one or more prospective buyers who are prepared and able to purchase all the shares to which the request relates on payment in cash, hereinafter referred to as: the “prospective buyers”.

If no prospective buyers are designated or if, when the applicant is informed of the decision, no prospective buyers are mentioned, the requested approval will be deemed to have been granted.

6. If the requested approval is granted or deemed to have been granted, the transfer to which the request relates shall be effected within three months.

7. After mutual consultation, the parties will determine the price of the shares offered by agreement. If the parties fail to reach agreement on the price within four weeks after the notification referred to in paragraph 4 of this article has been sent, the price will be determined by three experts, of which

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at least one shall be an accountant. The experts shall be appointed by the parties in mutual consultation and if no agreement is reached within two weeks, the experts are to be appointed at the request of either party by the District Court (kantonrechter) of the jurisdiction in which the company has its registered office.

8. The applicant will at any moment have the right to withdraw, provided he does so within one month after it has become known to him to which prospective buyers he can transfer all the shares to which the offer relates and at what price.

9. After expiry of the period referred to in the previous paragraph, the shares shall be transferred within four weeks, on payment in cash of the price due, unless the parties have agreed otherwise as far as the payment is concerned.

10. All written notifications referred to in this article may only be sent by registered letter, by means of a bailiff’s notification or by recorded delivery.

CHAPTER 7. SHAREHOLDERS’ RIGHTS, OBLIGATIONS AND

REQUIREMENTS

Article 7.1 - Effect of the transfer towards the company

The transfer of a share or the transfer of a limited right thereto in accordance with the provisions of the previous chapter has effect vis-a-vis the company by operation of law.

Unless the company is a party to the legal act, the rights attached to the shares cannot be exercised until the company has either acknowledged the legal act or has been served with the deed or has acknowledged the legal act by recording it in the register of the company.

Article 7.2 – Share in community

If a share, a limited right thereto or a depositary receipt for a share to which a right to attend meetings is attached forms part of a community (gemeenschap), which is not a statutory community as referred to in Book 1 of the Dutch Civil Code, the joint owners may only be represented towards the company by one person designated in writing for this purpose.

Article 7.3 – Shareholder’s obligations and requirements

None of the obligations and/or requirements as meant in Section 2:192 paragraph 1 sub a or 2:192 paragraph 1 sub b of the Dutch Civil Code are attached to the shareholding.

CHAPTER 8. GENERAL MEETING Article 8.1 – General meeting

During each financial year at least one general meeting shall be held or at least one resolution shall be taken in accordance with article 8.7.

Article 8.2 - Place of the meeting

A general meeting shall be held in the place where the company has its registered office or in Rotterdam, The Hague, Utrecht or the municipality of Haarlemmermeer (Amsterdam Airport Schiphol).

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Article 8.3 – Convocation

1. The management board and each attendee to the general meeting is authorized to convene a general meeting.

2. General meetings shall be convened by convening notices addressed to the addresses of the shareholders and other attendees to the general meeting, as listed in the register of the company. Convocation shall take place within a notice period of at least eight days, excluding the day on which the general meeting is convened and that on which the general meeting is held. If a shareholder or another attendee to the general meeting consents hereto, convocation may also take place by an electronic, legible and reproducible message to the address made known to the company for this purpose by the shareholder respectively by the other attendees to the general meeting.

The convening notice shall specify the matters to be discussed.

Article 8.4 – Attending; addressing; voting right; advisory right

1. Each attendee to the general meeting is authorized to attend and address the general meeting.

2. Each shareholder as well as each usufructuary and pledgee who has the right to vote, is authorized to exercise the voting rights at the general meeting, subject to the provisions of Section 2:228 paragraph 6 of the Dutch Civil Code.

3. Managing directors have the right to attend the general meeting and as such have an advisory vote.

4. The powers referred to in the previous paragraphs may also be exercised through electronic means of communication, provided that the provisions of Section 2:227a, paragraph 2 of the Dutch Civil Code are complied with. The management board may impose terms and conditions to the use of electronic means of communication. These terms and conditions must be disclosed in the convening notice.

5. The right to attend a general meeting and the voting rights may be exercised by a written proxy holder. The requirement of a written proxy will be met if the proxy is recorded electronically.

Article 8.5 – Chairmanship and minutes

The general meeting appoints its chairman.

Unless a notarial record is drawn up, minutes of the proceedings of each general meeting shall be kept by a secretary designated thereto by the chairman. The chairman may also designate himself for this purpose. The minutes shall be adopted by the chairman and the secretary and then signed by the chairman and secretary of that meeting as confirmation.

Article 8.6 – Adopting resolutions

1. Each share gives the right to cast one vote.

2. All resolutions shall be adopted by an absolute majority (volstrekte meerderheid) of the votes cast.

3. In case of a tie voting with respect to the election of persons, lots must be

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drawn to decide who has been elected. In case of a tie voting with respect to any other proposal, such proposal shall be deemed rejected.

4. No votes shall be cast at the general meeting in respect of a share held by the company or by one of its subsidiaries.

5. Blank votes, invalid votes and abstentions shall be regarded as not having been cast.

Article 8.7 – Adopting resolutions without holding a general meeting Shareholders may adopt resolutions without holding a general meeting, provided that all attendees to the general meetings have consented to this manner of adopting resolutions in advance and in writing. Such consent may be given electronically. The votes shall be cast in writing. The votes may also be cast electronically. The requirement that votes shall be cast in writing will also be met if the resolution is recorded in writing or electronically, which resolution specifies the manner in which each shareholder has cast his vote. Prior to the adoption of the proposed resolutions, the managing directors shall be given the opportunity to render their advice.

CHAPTER 9. MANAGEMENT BOARD Article 9.1 - Composition

1. The management board consists of one or more managing directors A and one or more managing directors B.

2. Where in these articles of association reference is made to managing director(s), this will include the managing director(s) A and the managing director(s) B, unless explicitly stated otherwise.

3. The managing directors B shall be Dutch residents.

4. The number of managing directors A and managing directors B is determined by the general meeting, provided that at least half of the management board consist of managing directors B.

Article 9.2 – Appointment, suspension and dismissal

1. Managing directors are appointed by the general meeting.

2. Managing directors may be suspended or dismissed by the general meeting.

Article 9.3 - Remuneration

The general meeting shall determine the remuneration and further terms and conditions of employment of each managing director.

Article 9.4 – Duties of the management board and division of duties

1. The management board is charged with the management of the company.

2. In the performance of their duties, the managing directors shall act in the interest of the company and its affiliated business.

3. The management board shall meet whenever a managing director so requires but at least once during each financial year.

4. Meetings of the management board shall be held in the place where the company has its statutory seat or any other place in the Netherlands.

5. Each managing director may cast one vote, provided that the managing director(s) A being present at a meeting (jointly) may cast the same number

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of votes the managing director(s) B being present at a meeting (jointly) may cast and vice versa.

6. The management board must adopt resolutions by an absolute majority of votes in a meeting in which at least one managing director A and one managing director B is present or represented.

7. Managing directors may attend a meeting of the management board by way of telephone conference or audio-visual communication facilities.

8. Resolutions of the management board may, instead of at a meeting, be passed in writing - which shall include an electronic message, a facsimile and a message transmitted by any other accepted means of communication and received or capable of being produced in writing – provided that all members of the management board are familiar with the resolution to be passed and none of them objects to this decision-making process.

9. The general meeting may, in a resolution to that effect, determine that the management board shall act in in accordance with the instructions of the general meeting.

The management board shall be obliged to follow these instructions, unless they are in conflict with the interest of the company and its affiliated business.

10. A managing director may not take part in the discussions and the adoption of resolutions (beraadslaging en besluitvorming) if he has a direct or indirect personal interest conflicting with the interests of the company and its affiliated business. If a board resolution cannot be adopted as a result thereof, the management board shall nevertheless be authorized to adopt the board resolution if the quorum mentioned as referred to in paragraph 6 of this article is met.

Article 9.5 Representation

1. The management board represents the company.

2. The authority to represent the company is also vested in one managing director A and one managing director B acting jointly.

Article 9.6 – Absence or inability to act

1. If one or more managing directors A are absent or unable to act, the remaining managing directors A, or the sole remaining managing director A, shall be temporarily charged with the management of the company jointly with the managing director(s) B. If all the managing directors A are absent or unable to act, a person can be appointed by the general meeting for this purpose and will be temporarily, for the duration of the absence of the inability to act, charged with the management of the company jointly with the managing director(s) B.

2. If one or more managing directors B are absent or unable to act, the remaining managing directors B, or the sole remaining managing director B, shall be temporarily charged with the management of the company jointly with the managing director(s) A. If all the managing directors B are absent

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or unable to act, a person can be appointed by the general meeting for this purpose and will be temporarily, for the duration of the absence of the inability to act, charged with the management of the company jointly with the managing director(s) A.

3. If all managing directors A and all managing directors B are absent or unable to act, one or more persons can be appointed by the general meeting for this purpose and will be temporarily, for the duration of the absence of the inability to act, charged with the management of the company.

4. ‘Absent’ is understood to mean suspension and in case for whatever reason during a consecutive period of at least seventy-two hours the company cannot contact a managing director, with the provision that the general meeting can decide another period is applicable.

CHAPTER 10. FINANCIAL YEAR, FINANCIAL STATEMENTS, DISCHARGE

Article 10.1 – Financial year

The company’s financial year coincides with the calendar year.

Article 10.2 – Financial statements and annual report

1. Annually, within five months after the end of the company’s financial year, unless this period has been extended by the general meeting by a maximum of six months on account of special circumstances, the management board shall prepare the financial statements and also, unless Sections 2:403 or

2:396 paragraph (7) of Book 2 of the Dutch Civil Code apply to the company, the annual report

The financial statements must be signed by all the managing directors in office. If the signature of one or more managing directors is missing, the reason thereof shall be stated.

2. The company shall ensure that the financial statements, the annual report and the supplemental information to be included pursuant to Section

2:392(1) of the Dutch Civil Code are available for inspection at its offices.

3. The financial statements shall be adopted by the general meeting. After the proposal to adopt the financial statements has come up for discussion, a proposal will be made to the general meeting to grant discharge to the managing directors for the conducted management in the relevant financial year, in so far as the conducted management is evident from the financial statements or from the annual report or in so far the conducted management has been made known to the general meeting.

If all shareholders are also the managing directors of the company, the signing of the financial statements by all the managing directors shall also constitute adoption as referred to in the first sentence of this paragraph, provided that all the other attendees to the general meeting have been provided with the opportunity to inspect the financial statements and have agreed to this manner of adoption as referred to in Article 8.7. Such adoption will also serve as a discharge for the managing directors.

CHAPTER 11. PROFIT, DISTRIBUTIONS AND INTERIM DISTRIBUTIONS

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Article 11.1 – Profit and distributions

1. The general meeting is authorized to appropriate the profit determined by the adoption of the financial statements and to adopt resolutions regarding distributions, to the extent the net assets exceed the reserves which must be maintained by law or the articles of association.

2. A resolution to make a distribution shall not have any effect as long as the management board has not given its approval. The management board will only refrain from giving its approval if it knows or ought to reasonably foresee that, after the distribution, the company will not be able to continue to pay its debts that are due and payable.

3. In calculating the profit appropriation, shares held by the company in its own capital shall not be taken into account.

Article 11.2 - Interim distributions

The general meeting is authorized to adopt resolutions regarding interim distributions. The provisions of Article 11.1, paragraph 2 apply mutatis mutandis. CHAPTER 12. SETTLEMENT, DISTRIBUTIONS

Article 12.1 - Settlement

Settlement will take place with due observance of the provisions of Book 2 of the

Dutch Civil Code.

Article 12.2 – Settlement of surplus

The surplus after settlement must be distributed to the shareholders, in proportion to the nominal value of each person’s shares, but if this is less, in proportion to the amount of the nominal value paid up on each share. CHAPTER 13. TRANSITIONAL PROVISION

The first financial year of the company will end on the thirty-first day of December two thousand fourteen. This provision will be repealed at the end of the first financial year.

Final statements

In conclusion, the Incorporator declared that:

1. a. the capital issued upon incorporation is one United States Dollar

(USD 1), consisting of one (1) share, with a nominal value of one United

States Dollar (USD 1);

b. the Incorporator holds one (1) share, numbered 1, issued upon incorporation; and

c. it has been stipulated that the nominal amount need not be paid up when the share is subscribed for but after the company has called it up.

2. As first managing director A is appointed: Ms. Jennifer Swanson Grafton, born in California, United States of America, on the twenty-fifth day of March nineteen hundred seventy-six, residing at 6715 E. Union Avenue, #308, Denver, CO 80237, United States of America.

As first managing directors Bare appointed:

- Mr. Rutger Herman Willem Funnekotter, born in Leidschendam, the

Netherlands, on the twenty-sixth day of February nineteen hundred sixty-

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seven, residing at Tweede Schinkelstraat 7 III, 1075 TN Amsterdam, the

Netherlands; and

- Oliver Bernard Louis Hoyng, born in Maastricht, the Netherlands, on the third day of June nineteen hundred sixty-nine, residing at Diependaalse Drift 34, 1213 CR Hilversum, the Netherlands.

3. The expenses related to the incorporation of the company shall be borne by the company.

4. The company is bound to the legal acts referred to above under paragraph

1, paragraph 2 and paragraph 3, in accordance with Section 2:203 paragraph 4 of the Dutch Civil Code.

5. The company’s first address is: Schiphol Boulevard 231, B-Tower, 5th floor,

1118 BH Schiphol, the Netherlands.

POWER OF ATTORNEY/ ATTACHMENTS

To this deed is attached a written power of attorney.

END

The appearing person is known to me, civil law notary.

WITNESSED THIS DEED, the original of which was drawn up and executed in The

Hague, the Netherlands, on the date first written above.

Prior to the execution of this deed, I, civil law notary, informed the appearing person of the substance of the deed and gave her an explanation thereon, and furthermore pointed out the consequences which will result from this deed. Subsequently, the appearing person declared to have taken note of the contents of this deed after timely being given the opportunity thereto and waived a full reading of this deed.

Immediately after a limited reading, this deed was signed by the appearing person and me, civil law notary.

Document Number: 1097015

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